Exhibit 6.11

Termination Agreement and Release

This Termination Agreement and Release (this “Agreement”) is entered into on the date indicated below the signature of the last party to execute this Agreement (the “Signing Date”) by and among 800 Degrees GO, Inc., a Delaware corporation (“800 GO”), Piestro, Inc., a Delaware corporation (“Piestro”), and 800 Degrees Pizza, LLC, a Delaware limited liability company (“800 Pizza”). 800 GO and 800 Pizza are each sometimes referred to herein as an “800 Party,” and they are collectively referred to herein as the “800 Parties.”

Recitals

A. Piestro and 800 GO are parties to a certain Sales Representative Agreement dated September 3, 2021 (the “Sales Rep Agreement”).

B. Piestro, 800 GO and 800 Pizza are parties to a certain Securities Purchase Agreement dated September 3, 2021 (the “Purchase Agreement”).

C. Piestro, 800 GO and 800 Pizza are parties to a certain Stockholders’ Rights Agreement dated September 3, 2021 (the “SRA”).

D. Piestro and 800 Pizza are parties to a certain Warrant Purchase Agreement dated September 3, 2021 (the “WPA”).

E. Piestro, 800 GO and 800 Pizza are parties to a certain Reciprocal License Agreement dated September 3, 2021 (the “License Agreement”).

F. 800 Pizza is the holder of a Warrant Certificate dated September 3, 2021, reflecting 800 Pizza’s right to purchase 564,798 shares of the common stock of Piestro under the circumstances described therein (the “800 Pizza Warrant”).

G. Piestro is the holder of a Warrant Certificate dated September 3, 2021, reflecting Piestro’s right to purchase 100 of 800 Pizza’s membership units under the circumstances described therein (the “Piestro Warrant” and, together with the 800 Pizza Warrant, the License Agreement, the WPA, the SRA, the Purchase Agreement, and the Sales Rep Agreement, the “Terminated Agreements,” and each a “Terminated Agreement”).

H. Piestro and 800 Pizza currently hold all of the issued and outstanding shares of 800 GO’s common stock, with each of 800 Pizza and Piestro holding 15,000,000 shares of 800 GO’s common stock.

I. The parties desire to terminate the Terminated Agreements based on the terms and subject to the conditions set forth herein.

J. For purposes of this Agreement, an “Affiliate” of any person or entity means any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

Terms and Conditions

NOW, THEREFORE, in consideration of the mutual and reciprocal obligations and undertakings hereinafter set forth, the parties hereto agree as follows:

1. Termination of Terminated Agreements. The Terminated Agreements, and the respective rights and obligations of the parties thereunder, are hereby terminated effective as of the Signing Date. Except as otherwise expressly provided herein, no party will have any further liability or obligations under any Terminated Agreement from and after the date hereof.

2. Redemption of Shares. Contemporaneously with the parties’ execution and delivery of this Agreement, 800 GO and Piestro are entering into a Redemption Agreement in the form of Exhibit A attached pursuant to which 800 GO is purchasing from Piestro, and Piestro is selling to 800 GO, all of Piestro’s right, title and interest in and to its shares of 800 GO’s common stock (the “Redemption Agreement”). The termination of the SPA will not affect 800 Pizza’s ownership of 15,000,000 shares of 800 GO’s common stock.

3. Supply Agreement. Contemporaneously with the parties’ execution and delivery of this Agreement, 800 GO and Piestro are entering into a Supply Agreement in the form of Exhibit B attached pursuant to which Piestro is agreeing to provide certain products to 800 GO or its franchisees and licensees from time to time (the “Supply Agreement”).

4. Release of Claims.

(a) By Piestro. With the exception of a claim for a breach of this Agreement, the Redemption Agreement or the Supply Agreement, Piestro, for itself and its successors, assigns, and Affiliates, hereby releases and forever discharges 800 GO and 800 Pizza, and their respective members, managers, shareholders, directors, employees, Affiliates, successors and assigns, as applicable (collectively, the “800 Released Parties”), from any and all claims, actions, causes of action, lawsuits, demands or liabilities of any kind, nature or description whatsoever, at law or in equity, whether known or unknown (collectively, “Claims”), that Piestro or any of its Affiliates has, may have had, or may in the future have against the 800 Released Parties, or any of them, from the beginning of time through and including the Signing Date, including any and all Claims arising under any Terminated Agreement; provided that this release shall not release any 800 Released Parties of their respective continuing obligations set forth in this Agreement, the Redemption Agreement or the Supply Agreement. For the avoidance of doubt, the foregoing release extends to amounts that are owed as of the Signing Date, or alleged to be owed, to any Affiliate of Piestro for services rendered prior to the Signing Date.

(b) By 800 GO and 800 Pizza. With the exception of a claim for a breach of this Agreement, the Redemption Agreement or the Supply Agreement, 800 GO and 800 Pizza (collectively, the “800 Parties,” and each an “800 Party”), for themselves and their respective successors, assigns and Affiliates, hereby release and forever discharge Piestro, and its shareholders, officers, directors, employees, legal representatives, Affiliates, successors and assigns (collectively, the “Piestro Released Parties”), from any and all Claims that 800 GO or 800 Pizza have, may have had, or may in the future have against the Piestro Released Parties, or any of them, from the beginning of time through and including the Signing Date, including any and all Claims arising under any Terminated Agreement; provided that this release shall not release any Piestro Released Parties of their respective continuing obligations set forth in this Agreement, the Redemption Agreement or the Supply Agreement. For the avoidance of doubt, the foregoing release extends to amounts that are owed as of the Signing Date, or alleged to be owed, to any Affiliate of any 800 Party for any reason prior to the Signing Date.

(c) Acknowledgments.

(i)	Without limiting the generality of the foregoing, the parties acknowledge and agree that, to the extent provided in this Agreement, they have knowingly and expressly relinquished, waived, and forever released any and all rights and remedies that might otherwise be available to them, including liquidated damages, compensatory damages, interest, costs, punitive damages, and all attorneys’ fees. The releases set forth in this Section 4 are made after each party has consulted with such party’s legal counsel and are an essential part of this Agreement. Each party represents and warrants that such party has not sold, assigned or otherwise transferred any Claims subject to the releases granted in Sections 4(a) or (b), as applicable.

(ii)	Piestro, for itself and on behalf of its successors, assigns, and Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, institution or causing to be commenced, any proceeding of any kind against the 800 Released Parties, based upon any matter purported to be released by Section 4(a). Each 800 Party, for itself and on behalf of its successors, assigns, and Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, institution or causing to be commenced, any proceeding of any kind against the Piestro Released Parties, based upon any matter purported to be released by Section 4(b).

(iii)	Without limiting the foregoing, each releasing party under Sections 4(a) and (b) expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(d) Indemnification by Piestro. Piestro hereby agrees to defend, indemnify and hold the 800 Released Parties harmless from and against any and all claims, demands, damages, liabilities, costs and expenses (including reasonable attorneys’ fees, court costs and costs of suit) (collectively, “Damages”) incurred by the 800 Released Parties, or any of them, and arising out of or relating to:

(i)	a breach by Piestro of any of its representations, warranties or covenants contained in this Agreement;

(ii)	the development, testing, maintenance and transportation of Piestro’s pods or other products;

(iii)	the gross negligence, willful misconduct or fraud of Piestro or any of its respective Affiliates before the Signing Date; or

(iv)	any claim asserted by a person claiming by or through Piestro with respect to any matter that is the subject of the release provided for in Section 4(a) above.

(e) Indemnification by the 800 Parties. 800 GO and 800 Pizza hereby agree to defend, indemnify and hold the Piestro Released Parties harmless from and against any and all Damages incurred by the Piestro Released Parties, or any of them, and arising out of or relating to (i) a breach by 800 GO or 800 Pizza of any of its representations, warranties or covenants contained in this Agreement, (ii) the gross negligence, willful misconduct or fraud of the 800 Parties or any of their respective Affiliates before the Signing Date, or (iii) any claim asserted by a person claiming by or through 800 GO or 800 Pizza with respect to any matter that is the subject of the release provided for in Section 4(b) above.

5. Representations and Warranties.

(a) Representations and Warranties of the 800 Parties. Each of 800 GO and 800 Pizza represents and warrants to Piestro that (i) this Agreement is legally binding upon each 800 Party, and each 800 Party has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and all documents required to be executed and delivered by it hereunder, and to perform all of its obligations hereunder, (ii) the 800 Parties’ consummation of the transactions contemplated hereby in accordance with the terms hereof does not require the consent of any third party, (iii) the person executing this Agreement on behalf of each 800 Party has been duly authorized to do so, (iv) neither 800 Party is aware of any pending (and neither 800 Party has received any notice of any threatened) action, litigation, arbitration, mediation, reference, condemnation or other proceeding involving 800 GO, and (v) neither 800 Party is aware of 800 GO’s non-compliance with any applicable laws.

(b) Representations and Warranties of Piestro. Piestro represents and warrants to each of the 800 Parties that (i) this Agreement is legally binding upon Piestro, and Piestro has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and all documents required to be executed and delivered by it hereunder, and to perform all of its obligations hereunder, (ii) Piestro’s consummation of the transactions contemplated hereby in accordance with the terms hereof does not require the consent of any third party, (iii) the person executing this Agreement on behalf of Piestro has been duly authorized to do so, (iv) Piestro is not aware of any pending (and Piestro has not received any notice of any threatened) action, litigation, arbitration, mediation, reference, condemnation or other proceeding involving 800 GO, and (v) Piestro is not aware of 800 GO’s non-compliance with any applicable laws.

6. Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement are confidential and are to be held in strict confidence by the parties and their counsel. No party will voluntarily engage in any action that it knows or should know will result in the disclosure of any information to any third party concerning the contents of this Agreement or the basis upon which the relationship of the parties has been terminated; provided, however, that (i) the parties are entitled to disclose the terms of this Agreement to their respective attorneys and accountants, (ii) each party may each disclose the terms of this Agreement to its shareholders, officers, members, managers and directors, as applicable, and to those of its employees who have a business-related reason to know, and (iii) a party will be entitled to disclose the terms of this Agreement if required to do so by court order or applicable law, but not before the third business day after such party has both received notice of such required disclosure and has delivered a copy of such notice to the other parties.

7. Remedies. The parties acknowledge that money damages alone may be an inadequate remedy for a breach of Section 6 of this Agreement and that, accordingly, any party will be entitled to a temporary restraining order and preliminary and permanent injunction to enjoin a breach or prevent a breach or threatened breach thereof, without the need to post bond; provided, however, that such remedy will be in addition to any other rights or remedies available to the parties under this Agreement or applicable law.

8. Governing Law; Forum. The rights and obligations of the parties and the interpretation of this Agreement are governed by the laws of the State of Delaware, other than those relating to conflicts of laws. All disputes arising under this Agreement must be litigated in the state or federal courts located in Wilmington County, Delaware, and the parties consent to submit themselves to the exclusive jurisdiction and venue of that court and that service of process may be made upon them in the manner specified in Section 9 below.

9. Notices. All notices required or permitted by this Agreement must be in writing (and a writing sent by email constitutes a notice in writing for this purpose) and sent by (i) personal delivery or via email, (ii) certified or registered mail, postage prepaid, with return receipt required, or (iii) nationally recognized prepaid overnight mail service; in each case addressed to the parties as follows:

If to Piestro:	Attn:

Email:

If to an 800 Party:	Attn: Tommy Lee
2109 Rheims Drive
Carrollton, TX 75006
Email: t.lee@800degrees.com

or such other address or email address as the parties may designate by written notice from time to time delivered to the other parties in accordance with this Section 9. All notices will be deemed effective upon receipt or refusal, regardless of the means of delivery.

10. Cooperation. The parties will cooperate with one another regarding the transactions contemplated hereby after the Signing Date. From time to time after the Signing Date, upon the request of a party, without payment of any consideration, the other parties will execute, acknowledge and deliver all such assignments, conveyances and other instruments of transfer and other assurances and documents, and will take such other actions, consistent with the terms of this Agreement, as reasonably may be requested, for the purpose of better effectuating the transactions contemplated by this Agreement. In addition, after the Signing Date, Piestro will cooperate with 800 GO and its counsel in the contest or defense of any proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Signing Date involving 800 GO or its business.

11. Gender and Number; Interpretation. Where permitted by the context, each pronoun used in this Agreement includes all genders and both singular and plural, and each noun used in this Agreement includes both singular and plural. The use of the word “including” in this Agreement is meant to be illustrative and not exhaustive so that it means including without limitation the items following. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring any ambiguity in this Agreement to be construed or interpreted for or against any party does not apply to any construction or interpretation hereof.

12. Severability. If a court of competent jurisdiction determines a provision of this Agreement is unenforceable, the court may reform the provision so that it is enforceable to the maximum extent permitted by law. The unenforceability of any provision of this Agreement will not affect the enforceability of any other provision of this Agreement.

13. Successors and Assigns. No party may assign this Agreement or its rights or duties hereunder without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon, and inures to the benefit of, the heirs, successors and permitted assigns of the parties hereto, including successors by operation of law. Except as provided in Section 4 and this Section 13, this Agreement does not confer any rights upon a person not a party to this Agreement.

14. Counterparts and Facsimiles. This Agreement may be executed in separate counterparts with different parties signing different counterparts so long as each party signs at least one counterpart. A party’s execution and delivery of this Agreement may be evidenced and effected by facsimile or other electronic transmission.

15. Survival of Representations and Warranties. All indemnities, covenants, representations and warranties contained herein will survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

16. Integration and Amendment. This Agreement and the Exhibits attached hereto constitute the entire agreement among the parties with respect to the subject matter hereof. This Agreement and the Exhibits attached hereto supersede all prior and contemporaneous discussions and agreements among the parties with respect to such subject matter. For the avoidance of doubt, upon the execution of this Agreement, the term sheet re: “Sales Representative Agreement”, dated September 13, 2022, between Piestro and 800 GO, shall be terminated and of no further force and effect.

[signature page follows]

The parties have executed this Agreement on the dates set forth under their names below.

800 Degrees GO, Inc.

By:	/s/ Tommy Lee
Tommy Lee
Its:	President

Date:	May 3, 2023

800 Degrees Pizza, LLC

By:	/s/ Tommy Lee
Tommy Lee
Its:	President

Date:	May 3, 2023

Piestro, Inc.

By:	/s/ James B. Jordan

Its:	Director

Date:	June 2, 2023

Exhibit A

Redemption Agreement

[see attached]

Exhibit B

Supply Agreement

[see attached]

REDEMPTION AGREEMENT

This Redemption Agreement (this “Agreement”) is entered into and effective as of ______________, 2023 (the “Effective Date”), by and between Piestro, Inc., a Delaware corporation (“Seller”), and 800 Degrees GO, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Contemporaneously with their execution and delivery of this Agreement, Seller, the Company and 800 Degrees Pizza, LLC are entering into a certain Termination Agreement and Release (the “Termination Agreement”).

B. Seller holds 15,000,000 shares of the Company’s common stock (the “Redeemed Shares”).

C. As contemplated by the Termination Agreement, Seller desires to sell to the Company, and the Company desires to purchase from Seller, all of Seller’s right, title and interest in and to the Redeemed Shares pursuant to the terms and subject to the conditions set forth herein.

TERMS AND CONDITIONS

In consideration of the mutual agreements, covenants and conditions set forth herein, the parties hereto agree as follows:

1. Redemption of the Redeemed Shares. Effective as of the Effective Date, Seller is selling and assigning to the Company all of Seller’s right, title and interest in and to the Redeemed Shares, and the Company is purchasing the Redeemed Shares from Seller. Seller is conveying title to the Redeemed Shares to the Company by its execution and delivery of an Assignment Separate from Certificate substantially in the form of Exhibit A attached hereto (the “Assignment”).

2. Purchase Price. The purchase price for the Redeemed Shares is $1,500 (the “Purchase Price”). The Company is paying the Purchase Price at the Closing (as defined herein) by bank check delivered to Seller.

3. Closing. The closing of the purchase and sale of the Redeemed Shares hereunder (the “Closing”) is taking place contemporaneously with the parties’ execution and delivery of this Agreement, effective as of the Effective Date. At the Closing, Seller is executing and delivering the Assignment, and the Company is paying the Purchase Price in the manner described in Section 2 above. The parties hereby agree to execute and deliver at or after the Closing all such additional documents and take all such additional actions as are necessary or appropriate in order to consummate the transactions contemplated hereby.

4. Title. Seller represents and warrants to the Company that Seller owns and is delivering title to the Redeemed Shares to the Company free and clear of all security interests, liens, claims, proxies, options, charges, pledges, or encumbrances of any kind.

Exhibit A-1

5. Governing Law and Forum. The rights and obligations of the parties and the interpretation of this Agreement are governed by the laws of the State of Delaware, other than those relating to conflicts of laws. All disputes arising under this Agreement must be resolved in the state or federal courts located in Wilmington County, Delaware, and the parties waive any objection to venue laid therein. The parties consent to submit themselves to the exclusive jurisdiction and venue of such court, and they agree that service of process on them in any such dispute may be effected by the means by which notices are to be given to them under this Agreement.

6. Integration and Amendment; Interpretation. This Agreement, the Assignment, and the Termination Agreement set forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersede any and all prior agreements or understandings between the parties related to such subject matter. This Agreement may not be amended except by a writing signed by the party against whom the amendment is asserted. Where permitted by the context, each pronoun used in this Agreement includes all genders and both singular and plural, and each noun used in this Agreement includes both singular and plural.

7. Counterparts and Facsimiles. This Agreement may be executed in separate counterparts with different parties signing different counterparts so long as each party signs at least one counterpart. A party’s execution of this Agreement may be evidenced, and a party’s delivery of this Agreement may be effected, by facsimile or other method of electronic transmission.

8. Non-Waiver. A party to this Agreement will not be bound by a waiver of any right or remedy that inures to the party’s benefit under this Agreement unless the waiver is in a writing signed by the party. A failure by a party to enforce any right or seek any remedy for a breach of this Agreement by the other party does not constitute a waiver of the first party’s right to enforce that right or seek that remedy with respect to that or any other breach. A waiver by a party of a breach of a provision of this Agreement is not a waiver of any subsequent breach.

9. Assignment; Successors and Assigns. No party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the successors and permitted assigns of the parties hereto. Except as provided in this Section 9, this Agreement does not confer any rights upon a person not a party to this Agreement.

10. Notices. Any notice, request or demand required, permitted, or desired to be given under this Agreement must be in writing and must be given in accordance with Section 10 of the Termination Agreement.

11. Severability. If a court of competent jurisdiction determines that a provision of this Agreement is unenforceable, the court may reform the provision so that it is enforceable to the maximum extent permitted by law. The unenforceability of any provision of this Agreement will not affect the enforceability of any other provision of this Agreement.

[signature page follows]

Exhibit A-2

The parties have executed this Agreement as of the Effective Date.

COMPANY:

800 Degrees GO, Inc.

By:
Tommy Lee
Its:	President

SELLER:

Piestro, Inc.

By:

Its:

Exhibit A-3

Exhibit A

Form of Assignment

[see attached]

Exhibit A-4

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Piestro, Inc. (“Assignor”) hereby sells, assigns and transfers unto 800 Degrees GO, Inc., a Delaware corporation (the “Corporation”), 15,000,000 shares of common stock of the Corporation standing in the name of Assignor on the books of the Corporation, which shares constitute all right, title and interest in and to all capital stock of the Corporation standing in the name of Assignor. Assignor does hereby irrevocably constitute and appoint any officer of the Corporation as attorney to transfer said shares on the books of the Corporation with full power of substitution in the premises.

Dated: _____________, 2023

ASSIGNOR:

Piestro, Inc.

By:

Its:

Exhibit A-5

SUPPLY Agreement

THIS SUPPLY AGREEMENT (this “Agreement”) is entered into as of ____________, 2023 (the “Effective Date”) by and between Piestro, Inc. (“Piestro”) and 800 Degrees GO, Inc. (“800 GO”). Piestro and 800 GO are each sometimes referred to herein as a “Party,” and they are collectively referred to herein as the “Parties.”

Recitals

A. Piestro manufactures and sells consumer-facing automated products that are designed to produce ready-to-eat pizza for human consumption (the “Products”). Piestro also intends to develop one or more ancillary services pursuant to which Piestro will provide certain maintenance, support and other services to owners and lessees of the Products (collectively, the “Services”).

B. 800 GO is a restaurant franchisor and will from time to time facilitate the purchase by its franchisees and licensees (each, a “Buyer” and, collectively, the “Buyers”) of machinery and equipment necessary or useful to the operation of an 800 Degrees-branded restaurant, food truck or delivery kitchen.

C. 800 GO has requested that Piestro (i) produce and sell the Products exclusively to the Buyers in the Exclusive Territory during the Exclusivity Term in accordance with the terms of this Agreement, (ii) provide the Buyers with certain preferential purchase rights for the Products outside of the Exclusive Territory (and inside the Exclusive Territory after the Exclusivity Term), as described in more detail herein, and (iii) provide the Services to all Buyers who purchase Products.

D. The Parties acknowledge that 800 GO and Piestro were parties to a certain Sales Representative Agreement pursuant to which 800 GO was granted favorable exclusivity rights regarding the sale and marketing of the Products (the “Sales Rep Agreement”). In connection with a certain Termination Agreement being entered into by and among 800 GO, Piestro and 800 Degrees Pizza, LLC contemporaneously herewith, 800 GO has agreed to the termination of the Sales Rep Agreement in consideration of, among other things, Piestro’s willingness to grant 800 GO and its franchisees and licensees favorable distribution and pricing terms in accordance with this Agreement.

E. Piestro is willing to produce the Products and provide the Services on the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined in the body of this Agreement have the meanings set forth in Schedule 1 attached.

2. Purchase and Sale of Products.

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, the Buyers will purchase the Products from Piestro, and Piestro will manufacture and sell the Products to the Buyers. All sales to Buyers will be made pursuant to a Purchase Order agreed by such Buyer and Piestro. Piestro shall have the option, in its sole discretion, to require that any Buyer pay a deposit of not more than 50% of the purchase price with respect to such Buyer’s purchase of any Products.

Exhibit B-1

2.2 Terms of Sale. The terms at which Piestro will sell Products and the Services to the Buyers will be at least as favorable (on the whole) to the Buyers as those offered to other buyers of similar goods as of the time of purchase. If at any time during the Term, Piestro provides any other buyer with more favorable terms (on the whole) for the Products, the Services or any similar goods, Piestro will apply those same terms to the Products and Services to be sold to the Buyers from that point forward.

2.3 Exclusivity. During the Exclusivity Term, Piestro may not sell Products or the Services in the Exclusive Territory to any Person other than 800 GO or its franchisees or licensees. In addition, during the period beginning on the date hereof and continuing until the 18-month anniversary of the Exclusivity Start Date, Piestro must not sell Products or the Services to MOD, Blaze, Anthony’s Coal Fired Pizza, Pieology, & Pizza, or Donatos. During the REEF Exclusivity Term, Piestro may not sell any Products to REEF for placement in any REEF Location unless such Products are to be used in an 800 Degrees-branded restaurant, food truck or delivery kitchen. Nothing in this Agreement will be deemed to prevent or prohibit 800 GO or any of its licensees or franchisees from purchasing goods similar to the Products from any third party.

2.4 Right of First Refusal. If as of any time Piestro has insufficient supply of Products to meet the demand of the Buyers and Piestro’s other customers, then Piestro must allocate its supply of Products as described in this Section 2.4. The Buyers will have the right to purchase 70% of the first 100 Products ever produced by or on behalf of Piestro or its successors or permitted assigns, 65% of the second 100 Products ever produced by or on behalf of Piestro or its successors or permitted assigns, 60% of the third 100 Products ever produced by or on behalf of Piestro or its successors or permitted assigns, and 55% of the fourth 100 Products ever produced by or on behalf of Piestro or its successors or permitted assigns. After the first 400 Products ever produced by or on behalf of Piestro or its successors or permitted assigns, the Buyers will have the right to purchase at least 20% of all Products available for purchase (or projected to be available) as of any time. The foregoing notwithstanding, for the avoidance of doubt, Piestro shall have no obligation to produce, or reserve for production, Products beyond what is needed to meet the demands of the Buyers.

3. Term; Termination.

3.1 Term. The term of this Agreement commences on the Effective Date and will continue until the 10-year anniversary of the Exclusivity Start Date, unless sooner terminated pursuant to this Section 3 (the “Term”).

3.2 800 GO’s Right to Terminate for Convenience. 800 GO may, at its option, terminate all or any part of this Agreement at any time and for any reason by giving written Notice to Piestro. Termination will be effective on the thirty (30) day anniversary of Piestro’s receipt of 800 GO’s Notice of termination or such other later date (if any) set forth in such termination Notice.

3.3 Termination for Cause, Either Party shall have the right to terminate this Agreement due to a material breach by the other Party that is not cured (to the extent curable) within thirty (30) days following written Notice thereof by the other Party,

3.4 Effect of Termination.

(a) Immediately upon the effectiveness of termination pursuant to Sections 3.2 or 3.3, respectively, Piestro will, unless otherwise directed by 800 GO:

(i)	promptly terminate all performance under this Agreement (except that Piestro will fulfill any outstanding Purchase Orders); and

(ii)	transfer title and deliver to the applicable Buyer all finished Products completed prior to effectiveness of the Notice of termination.

(b) Termination of the Term will not affect any rights or obligations of the Parties that:

(i)	come into effect upon or after termination of this Agreement; or

Exhibit B-2

(ii)	otherwise survive termination of this Agreement pursuant to Section 5.4 and were incurred by the Parties prior to such termination.

(c) 800 GO will not be liable to Piestro for any damage of any kind (whether direct or indirect) incurred by Piestro by reason of the termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of 800 GO’s rights or remedies under this Agreement, at law, in equity or otherwise.

4. Compliance with Laws.

4.1 Compliance. Piestro will at all times comply with all Laws applicable to the exercise of its rights and performance of its obligations under this Agreement and its manufacture and sale of the Products. Without limitation of the foregoing, Piestro will ensure that the Products and any related packaging conform fully to any applicable Law.

4.2 Permits, Licenses, and Authorizations. Piestro will obtain and maintain all Permits necessary for the exercise of its rights and performance of Piestro’s obligations under this Agreement, including any Permits required for the import of Products or any raw materials and other manufacturing parts used in the production and manufacture of the Products, and the shipment of hazardous materials, as applicable.

5. Miscellaneous.

5.1 Further Assurances. Upon a Party’s reasonable request, the other Party will, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

5.2 Relationship of the Parties. The relationship between Piestro and 800 GO is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

5.3 Entire Agreement. This Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5.4 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of Piestro contained herein will survive the termination of this Agreement; and (b) Sections 3 and 5 of this Agreement, as well as any other provision of this Agreement that, in order to give proper effect to its intent, should survive such termination, will survive the termination of this Agreement.

5.5 Notices. All notices under this Agreement (“Notices”) must be in writing (and notices sent via email constitute Notices in writing for this purpose) and will be considered to be effective as to a Party on the date delivered by a nationally recognized courier service such as FedEx or UPS or by electronic mail to that Party at the address or email address for that Party set forth below. A Party may change its address or email address for communications under this Agreement by giving the other Party Notice of the change in the manner specified in this Section 5.5.

To Piestro:	Piestro, Inc.
Attn:

Email:

Exhibit B-3

To 800 GO or any Buyer:	800 Degrees GO, Inc.
Attn: Tommy Lee
2109 Rheims Drive
Carrollton, TX 75006
Email: t.lee@800degrees.com

5.6 Interpretation. In this Agreement, unless a clear contrary intention appears, the singular includes the plural and vice versa and reference to any gender includes each other gender. The use of the word “including” in this Agreement is meant to be illustrative and not exhaustive so that it means including without limitation the items following. This Agreement was prepared jointly by the Parties and any uncertainty or ambiguity existing herein may not be interpreted against either Party.

5.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

5.8 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

5.9 Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

5.10 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by an authorized Representative of the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i)	any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii)	any act, omission or course of dealing between the Parties.

5.11 Cumulative Remedies. Except as otherwise provided herein, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

5.12 Assignment. Neither Party may assign this Agreement or any of its rights under this Agreement, or delegate any of its obligations under this Agreement, without the prior written consent of the other Party; provided that either Party may, without the other Party’s prior written consent, assign this Agreement and any of its rights hereunder, or delegate any of its obligations hereunder, to any Affiliate (provided that, in the case of a delegation of obligations by Piestro, Piestro also assigns to such Affiliate all of the rights and properties necessary for such Affiliate to continue producing the Products) or to any Person acquiring all or substantially all of such assigning Party’s assets, so long as it has provided prior written Notice to the other Party of such assignment. Any purported assignment or delegation in violation of this Section 5.12 is null and void.

Exhibit B-4

5.13 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and permitted assigns.

5.14 No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 5.14, this Agreement benefits solely the Parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Buyer is an intended third-party beneficiary of this Agreement and may independent enforce the terms of this Agreement against Piestro.

5.15 Governing Law and Forum. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflicts of law principles. All disputes arising under this Agreement must be resolved in the state or federal courts located in Wilmington County, Delaware, and the Parties consent to the exclusive jurisdiction and venue of such courts. The Parties agree that the United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement.

5.16 Non-Circumvention. No Party will take any action or actions to circumvent its obligations under this Agreement. Without limiting the generality of the foregoing, Piestro may not assign its technology or sell all or substantially all of its assets other than to an acquirer who intends to assume the obligations of Piestro under this Agreement. Piestro must ensure that it continues to have access to the rights and properties necessary to satisfy its obligations under this Agreement for the duration of the Term.

5.17 Counterparts and Facsimiles. This Agreement may be executed in counterparts, and the execution and delivery of this Agreement may be evidenced and effected by facsimile or other manner of electronic transmission.

5.18 Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). Piestro’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not constitute a Force Majeure Event and will not excuse performance by Piestro under this Agreement. Piestro will give 800 GO prompt written Notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event and the anticipated duration of such Force Majeure Event. Piestro will use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. During any Force Majeure Event that lasts for greater than sixty (60) days, each Buyer may, at its option, (a) cancel the purchase of Products that have been ordered by such Buyer but not yet been delivered to such Buyer, and require Piestro to refund Buyer for any deposits made with respect to such non-delivered Products, or (b) require Piestro to deliver to such Buyer all finished Products, work in process or parts and materials produced or acquired for work under this Agreement, or (c) require Piestro to provide Products from other sources in quantities and at a time requested by such Buyer and at the prices for the Products hereunder. If requested by 800 GO, Piestro will, within ten (10) days of such request, provide adequate assurances that a Force Majeure Event will not exceed sixty (60) days. If the delay lasts more than such 60-day period, or if Piestro does not provide such adequate assurances, 800 GO may immediately terminate this Agreement without any liability to Piestro. The rights granted to Piestro with respect to excused delays under this Section 5.18 are intended to limit Piestro’s rights under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise, including any rights arising under Section 2-615 or 2-616 of the Uniform Commercial Code as adopted in the State of Delaware.

[signature page follows]

Exhibit B-5

The Parties hereto have executed this Agreement as of the date first set forth above.

Piestro, Inc.

By
Name:
Title:

800 Degrees GO, Inc.

By
Name:	Tommy Lee
Title:	President

Exhibit B-6

Schedule 1

Definitions

Definitions. Capitalized terms used herein and not otherwise defined in the body of this Agreement will have the meanings set out below.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Exclusive Territory” means the following airports: La Guardia, Newark, JFK, Denver International, LAX, Dallas-DFW, Dallas-Love, Miami International, Fort Lauderdale, Atlanta, Chicago-O’Hare, Chicago-Midway, and London Heathrow.

“Exclusivity Start Date” means the date on which Piestro is first able to deliver the number of Products, in the aggregate, sufficient to satisfy 50% of the allocation to which the Buyers are entitled under the first tranche described in Section 2.4 hereof (i.e., 35 units).

“Exclusivity Term” means the period starting on the Effective Date and continuing until the 36-month anniversary of the Exclusivity Start Date; provided, however, that the Exclusivity Term will be extended for additional periods of 12-months each as long as the Buyers have collectively purchased at least 50 units of the Products for placement in the Exclusive Territory during the 12-month period preceding the end of the Exclusivity Term or any 12-month extension thereof.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order or other requirement or rule of law of any governmental authority.

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or required to be obtained, from any governmental authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority or any other entity.

“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

“Purchase Order” means a Buyer’s purchase order issued to Piestro hereunder, which may, among other things, specify items such as (a) the Products to be purchased; (b) the quantity of each of the Products ordered; (c) the delivery date; (d) the unit price for each of the Products to be purchased; (e) the billing address; and (f) the delivery location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order.

“REEF” means REEF Technology Inc.

“REEF Exclusivity Term” means the period starting on the Effective Date and continuing until the 18-month anniversary of the Exclusivity Start Date; provided, however, that the REEF Exclusivity Term will be extended for an additional 18 months as long as REEF or its Affiliates have collectively purchased at least 50 units of the Products for placement in REEF Locations during the initial 18-month period.

“REEF Location” means any restaurants, food trucks or delivery kitchens owned, operated or managed by REEF or any of REEF’s sub-licensees, sub-franchisees, operators or designees.

“Representatives” means, as to a Party, such Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.

Exhibit B-7